Exhibit 99.1

CSRA Announces Third Quarter Fiscal Year 2018 Financial Results

•	Revenue of $1.31 billion up 7 percent compared to the third quarter of fiscal year 2017 (year-over-year) and up 3 percent compared to the second quarter of fiscal year 2018 (sequentially)

•	Operating Income of 128 million up 23 percent and Adjusted EBITDA of $201 million up 7 percent year-over-year

•	Diluted EPS of $1.14 (GAAP) and $0.56 (Adjusted) reflect strong profitability and benefits from recent tax reform

•	Substantial Operating Cash Flow of $157 million and Free Cash Flow of $133 million

•	Robust book-to-bill ratios of 1.3x for the quarter and 1.7x for the trailing twelve months build the foundation for future growth

•	Increasing guidance for Fiscal Year 2018 Revenue, Adjusted EBITDA, and Adjusted Diluted EPS

FALLS CHURCH, Va., Feb 7, 2018 - CSRA Inc. (NYSE:CSRA), a leading provider of next-generation IT solutions and professional services to government organizations, today announced financial results for the third quarter of fiscal year 2018, which ended December 29, 2017.
"CSRA is the clear leader in next-generation IT delivery for the federal government, which is increasingly looking to harness the transformational potential of the cloud," said Larry Prior, CSRA president and CEO. "Our strong third quarter results demonstrate the power of that premise. We delivered robust revenue growth with important new programs and strategic acquisitions while maintaining our industry-leading margins. Our focus on innovation with leading technology partners continues to drive strong business development success, which signals that our long-term model is solid and our foundation is strong."

Summary Operating Results (Unaudited)

(Dollars in millions, except per share data)	Three Months Ended		Nine Months Ended
	December 29, 2017	December 30, 2016	December 29, 2017	December 30, 2016
Revenue	$1,309	$1,222	$3,810	$3,739
Operating income	$128	$104	$398	$346
Net income attributable to CSRA common stockholders	$188	$126	$341	$267
GAAP diluted EPS	$1.14	$0.76	$2.07	$1.62

Non-GAAP Measures:
Adjusted EBITDA	$201	$188	$604	$586
Adjusted diluted EPS	$0.56	$0.44	$1.50	$1.43

Note: All figures are unaudited; refer to Reconciliation of Non-GAAP Financial Measures at the end of this news release for a more detailed discussion of management's use of non-GAAP measures and for reconciliations to GAAP financial measures.

Revenue for the third quarter of fiscal year 2018 was $1.31 billion, up 7 percent compared to the third quarter of fiscal year 2017, the largest year-over-year increase since the Company was formed in November 2015, reflecting both organic growth and contributions from recent acquisitions. Revenue for the quarter was up 3 percent compared to the second quarter of fiscal year 2018 despite higher seasonal leave-taking, which historically dampens third quarter revenue approximately 3 percentage points.
Operating income for the third quarter of fiscal year 2018 of $128 million (9.8 percent operating margin) included $59 million of non-cash depreciation and amortization expense; $4 million of cash expense for acquisition, integration, and other costs; and $8 million of non-cash loss on the sale of the Company's corporate headquarters building (net of $2 million reimbursable portion). Adjusted EBITDA, which excludes these items, was $201 million for the third quarter, up 7 percent year-over-year. The adjusted EBITDA margin of 15.4 percent was above the Company's long-term target range 14 to 15 percent as the result of strong contract performance and disciplined cost management.
Net income attributable to CSRA shareholders for the third quarter of fiscal year 2018 was $188 million, or $1.14 per share, compared to $126 million, or $0.76 per share in the third quarter of fiscal year 2017. As a result of the “Tax Cuts and Jobs Act” of 2017, the effective tax rate for the quarter was (64.1) percent, which includes a benefit of $101 million associated with the estimated net effect of the Act on CSRA’s deferred tax liabilities and assets at the end of the period. Absent that adjustment, the Company's provision for current period income taxes was recognized using a prorated statutory rate, which makes the year-to-date rate excluding that benefit equal the effective rate expected for the full fiscal year of 2018.
Adjusted diluted EPS, which excludes the one-time benefit associated with the net deferred tax liabilities; the impact of pension and other post-retirement plans; costs directly associated with acquisition, separation, and merger transactions; and the amortization from acquisition-related intangible assets, was $0.56 for the quarter, up 27% compared to $0.44 in the comparable period in fiscal year 2017. Excluding all impacts of tax reform, including the deferred tax liability adjustments and the lower statutory rate, CSRA's effective tax rate in the third quarter would have been 31.5%, and adjusted diluted EPS would have been $0.49, an increase of 11 percent year-over-year.

Cash Management and Capital Deployment
For the third quarter of fiscal year 2018, operating cash flow was $157 million, and free cash flow was $133 million, or about 1.4 times adjusted net income. The strong cash generation reflected improvements in working capital compared to the first half of the year. Days Sales Outstanding (DSO) for the quarter were 59 days. The $33 million of gross cash proceeds from the sale-leaseback transaction are not included in operating or free cash flow and do not impact DSO.
During the third quarter of fiscal year 2018, the Company returned $17 million to shareholders through its regular quarterly cash dividend program. In addition, the Company completed its acquisition of Praxis Engineering Technologies LLC ("Praxis"), a leader in providing mission applications to ensure the success of Intelligence Community customers, for approximately $235 million in cash.
On December 29, 2017, the Company entered into a Third Amendment to the Credit Agreement, which increased borrowings under the Term Loan B facility by $200 million and extended the maturity dates of the Tranche A2 facility and Revolving Credit facility by one year. The additional borrowings under the Term Loan B facility were immediately applied to repay in full the aggregate principal amount of advances outstanding under the Revolving Credit facility, which had been used to fund a portion of the acquisition consideration for NES Associates, LLC and Praxis and to pay fees and expenses incurred in connection with the Third Amendment.
At quarter end, the Company had $80 million in cash and cash equivalents and $2.7 billion in debt (excluding capital lease obligations). In December 2017, the Board of Directors declared that the Company would pay a cash dividend of $0.10 per share. Payment of the dividend was made on January 25, 2018 to CSRA stockholders of record at the close of business on January 4, 2018.

Business Development
Bookings in the third quarter totaled $1.6 billion, representing a book-to-bill ratio of 1.3x, the twelfth consecutive quarter with a book-to-bill ratio of 1.0x or higher. Bookings for the trailing twelve months totaled $8.8 billion, representing a book-to-bill ratio of 1.7x.
Included in the quarterly bookings were several particularly important single-award prime contracts:

•
Department of Veterans Affairs (VA) Enterprise Service Desk (ESD). The VA awarded CSRA a five-year, $238 million task order to transition 12 existing national IT service desks to an ESD for enterprise-class IT services and support. This project represents the VA’s first migration of critical services to a managed service environment, which will be operated at CSRA's Integrated Technology Center in Bossier City, La.

•
Federal Aviation Administration (FAA) Traffic Flow Management System (TFMS). Under a $677 million contract extending up to 12 and a half years, CSRA will support the system operations, maintenance, and development of the TFMS, as it has done since 1981. Under the new contract, CSRA will incorporate the FAA’s NextGen future technologies program that provides air traffic managers the most up-to-date situational awareness to minimize delays and increase air safety.

•
United States Citizenship and Immigration Services (USCIS) Call Center. CSRA received a two-year, $62 million task order to provide citizenship and immigration information to customers of the USCIS Customer Engagement Center (CEC). This award expands CSRA’s work with the CEC, and CSRA is now the sole provider of these services to the CEC. The CEC accepts between 12 million and 14 million phone calls and web chats annually.

The Company’s backlog of signed business orders at the end of third quarter of fiscal year 2018 was $18.2 billion, of which $2.6 billion was funded.

Forward Guidance
With three quarters of reported performance, the Company is modifying its previously announced guidance ranges for revenue, adjusted EBITDA, and adjusted diluted earnings per share for fiscal year 2018 as specified in the table below. Free cash flow guidance is unchanged. The Company elects to provide ranges for certain metrics that are not prepared and presented in accordance with GAAP because it cannot make reliable estimates of key items that would be necessary to provide guidance for its GAAP operating and cash flow measures, including pension and OPEB mark-to-market adjustments and amounts associated with any changes to its receivables purchase agreement.

Metric	Fiscal Year 2018
Revenue (millions)	$5,150 - $5,200
Adjusted EBITDA (millions)	$805 - $825
Adjusted Diluted Earnings per Share	$2.00 - $2.05
Free Cash Flow (millions)	$330 - $380
CSRA chief financial officer Dave Keffer commented, "With strong financial performance across the board, we are able to maintain or improve our guidance ranges for all metrics. Our ranges imply strong organic growth in our fourth quarter, and tax reform is helping to drive strong earnings growth and free cash flows."

Conference Call
CSRA executive management will hold a conference call on February 7, 2018, at 5 p.m. Eastern to discuss the financial results and outlook and answer questions. Analysts and institutional investors may participate on the conference call by dialing 877-883-0383 (domestic) or 412-902-6506 (international) and entering pass code 3778101. The conference call will be webcast simultaneously to the public through a link on the Investor Relations section of the CSRA website (https://www.csra.com/investor-relations/). A replay of the conference call will be available on the CSRA website approximately two hours after the conclusion of the call.
About CSRA Inc.
CSRA (NYSE: CSRA) solves our nation’s hardest mission problems as a bridge from mission and enterprise IT to Next Gen, from government to technology partners, and from agency to agency.  CSRA is tomorrow’s thinking, today. For our customers, our partners, and ultimately, all the people our mission touches, CSRA is realizing the promise of technology to change the world through next-generation thinking and meaningful results. CSRA is driving towards achieving sustainable, industry-leading organic growth across federal and state/local markets through customer intimacy, rapid innovation, and outcome-based experience. CSRA has over 19,000 employees and is headquartered in Falls Church, Virginia. To learn more about CSRA, visit www.csra.com. Think Next. Now.

Forward-looking Statements
All statements in this press release that do not directly and exclusively relate to historical facts constitute "forward-looking statements" within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements represent CSRA's intentions, plans, expectations, and beliefs, including statements about earnings, revenue, cash flow, future acquisitions, dividends, debt repayment, share repurchases and other future financial business performance and strategies. Forward-looking statements are typically identified by words such as, but not limited to, "estimates," "expects," "anticipates," "intends," "believes," "plans," and similar expressions, or future or conditional verbs such as "will," "should," "would," and "could." The forward-looking statements are subject to risks, uncertainties, and other factors, many of which are outside the control of CSRA. These factors could cause actual results to differ materially from forward-looking statements. For a written description of these factors, see the sections titled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in CSRA's most recent Annual Report on Form 10-K for fiscal year 2017 and any updating information in subsequent SEC filings. CSRA disclaims any intention or obligation to update these forward-looking statements, whether as a result of subsequent event or otherwise.

CSRA INC.
CONSOLIDATED AND CONDENSED BALANCE SHEETS
(Unaudited)

	As of
(Dollars in millions, shares in thousands)	December 29, 2017	March 31, 2017
Current assets
Cash and cash equivalents	$80	$126
Receivables, net of allowance for doubtful accounts of $26 and $24, respectively	945	748
Prepaid expenses and other current assets	119	126
Total current assets	1,144	1,000

Intangible and other assets
Goodwill	2,522	2,335
Customer-related and other intangible assets, net of accumulated amortization of $284 and $244, respectively	854	775
Software, net of accumulated amortization of $103 and $89, respectively	72	81
Other assets	86	87
Total intangible and other assets	3,534	3,278

Property and equipment, net of accumulated depreciation of $669 and $694, respectively	622	610
Total assets	$5,300	$4,888

Current liabilities
Accounts payable	$120	$187
Accrued payroll and related costs	212	181
Accrued expenses and other current liabilities	611	487
Current capital lease liability	50	44
Current maturities of long-term debt	86	72
Dividends payable	17	21
Total current liabilities	1,096	992

Long-term debt, net of current maturities	2,651	2,511
Noncurrent capital lease liability	210	172
Deferred income tax liabilities	170	272
Other long-term liabilities	522	582

Equity
Stockholders’ equity:
Common stock, $0.001 par value, 750,000 shares authorized, 164,350 and 163,570 shares issued, and 163,827 and 163,216 shares outstanding, respectively	—	—
Additional paid-in capital	141	134
Accumulated earnings	456	165
Accumulated other comprehensive income	28	31
Total stockholders’ equity	625	330
Noncontrolling interests	26	29
Total equity	651	359
Total liabilities and equity	$5,300	$4,888

CSRA INC.
CONSOLIDATED AND CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Nine Months Ended
(Dollars in millions, except per share amounts)	December 29, 2017	December 30, 2016	December 29, 2017	December 30, 2016
Total revenue	$1,309	$1,222	$3,810	$3,739

Cost of services	1,063	1,000	3,064	3,023
Selling, general and administrative expenses	56	52	156	163
Acquisition, integration, and other costs	3	5	17	18
Depreciation and amortization	59	61	175	189
Operating expense	1,181	1,118	3,412	3,393

Operating income	128	104	398	346
Net benefit of defined benefit plans	20	137	61	186
Interest expense, net	(29)	(36)	(88)	(95)
Other expense, net	(2)	(1)	(5)	(3)
Income from continuing operations before taxes	117	204	366	434
Income tax (benefit) expense	(75)	76	16	158
Net income	192	128	350	276
Less: noncontrolling interests	4	2	9	9
Net income attributable to CSRA common stockholders	$188	$126	$341	$267

Earnings per common share:
Basic	$1.15	$0.77	$2.08	$1.63
Diluted	$1.14	$0.76	$2.07	$1.62

Common share information (weighted averages, in thousands):
Common shares outstanding - basic	163,780	163,325	163,570	163,413
Dilutive effect of stock options and equity awards	1,364	1,563	1,490	1,388
Common shares outstanding - diluted	165,144	164,888	165,060	164,801

Cash dividend per common share	$0.10	$0.10	$0.30	$0.30

CSRA INC.
CONSOLIDATED AND CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited)

(Dollars in millions)	Three Months Ended		Nine Months Ended
	December 29, 2017	December 30, 2016	December 29, 2017	December 30, 2016
Cash flows from operating activities:
Net income	$192	$128	$350	$276
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	59	60	175	191
Pension settlement and actuarial gains	—	(114)	0	(114)
Stock based compensation	3	18	11	25
Excess tax benefit from stock based compensation	—	(1)	(2)	(3)
Deferred income taxes	(101)	0	(102)	0
Net loss on dispositions on business and assets	10	2	10	2
Other non-cash items, net	8	0	14	1
Changes in assets and liabilities, net of acquisitions and dispositions:
(Increase) decrease in assets	(52)	82	(91)	26
Decrease in defined benefit plan liability	(19)	(21)	(59)	(68)
Increase in other liabilities	59	72	7	98
Other operating activities, net	(2)	1	3	4
Cash provided by operating activities	157	227	316	438

Cash flows used in investing activities:
Purchases of property and equipment	(45)	(30)	(94)	(98)
Software purchased and developed	(2)	(8)	(11)	(16)
Payments for acquisitions, net of cash acquired	(234)	0	(335)	0
Proceeds from disposals of assets	29	(1)	36	9
Other investing activities, net	30	12	23	(13)
Cash used in investing activities	(222)	(27)	(381)	(118)

Cash flows (used in) provided by financing activities:
Borrowings on revolving credit facility	165	0	220	0
Repayment of revolving credit facility	(220)	0	(220)	(50)
Borrowings of long term debt	200	234	384	234
Payments of long-term debt	(21)	(281)	(233)	(379)
Debt issuance cost	(2)	(4)	(4)	(4)
Proceeds from stock options and other stock activity, net	1	(5)	3	2
Repurchase of common stock	0	(21)	(16)	(29)
Dividends paid	(17)	(17)	(50)	(51)
Payments on lease liability	(10)	(15)	(30)	(32)
Payments to noncontrolling interest	(12)	(4)	(12)	(8)
Other financing activities	(30)	7	(23)	29
Cash (used in) provided by financing activities	54	(106)	19	(288)

Net (decrease) increase in cash and cash equivalents	(11)	94	(46)	32
Cash and cash equivalents at beginning of period	91	68	126	130
Cash and cash equivalents at end of period	$80	$162	$80	$162

CSRA INC.
Supplemental Cash Flow Information
(Unaudited)

(Dollars in millions)	Three Months Ended		Nine Months Ended
	December 29, 2017	December 30, 2016	December 29, 2017	December 30, 2016
Supplemental cash flow information:
Cash paid for income taxes	$32	$14	$99	$61
Cash paid for interest	32	25	81	79
Capital expenditures in accounts payable and other liabilities	4	1	18	10
Capital expenditures through capital lease obligations	24	65	79	85

Segment Operating Results (Unaudited)
CSRA delivers IT, mission, and operations-related services across the U.S. federal government through two reportable segments–Defense and Intelligence, which supports customers in the Department of Defense (DoD) and Intelligence Community, and Civil, which supports customers in homeland security, law enforcement, healthcare, and other civil agencies as well as certain state and local government agencies. The following table summarizes revenue and segment operating income by reportable segment:

	Three Months Ended		Nine Months Ended
(Dollars in millions; unaudited)	December 29, 2017	December 30, 2016	December 29, 2017	December 30, 2016
Revenue
Defense and Intelligence	$605	$556	$1,687	$1,699
Civil	704	666	2,123	2,040

Segment operating income(a)
Defense and Intelligence	70	37	203	149
Civil	88	91	283	270

Notes:
(a)	Excludes segment operating income (loss) for the Corporate segment as well as acquisition, integration, and other costs.

For the three months ended December 29, 2017, Defense and Intelligence segment revenues increased by $49 million, or 9 percent, compared to revenues from the same period of the prior year. The primary drivers of the increase were the acquisitions of NES and Praxis and increased work scope on a contract to provide logistics and maintenance support for Army Command, Control, Communications, Computers, Intelligence, Surveillance and Reconnaissance (C4ISR) systems, partially offset by declines in the Army Logistics Modernization Program and the U.S. Strategic Command Information Technology Capabilities Contract, which were completed in the fourth quarter of fiscal year 2017. Third quarter fiscal year 2018 Civil segment revenues increased by $38 million, or 6 percent compared to revenues from the same period of the prior year, driven by the expansion of recent program wins at several agencies, including the Federal Emergency Management Agency, Office of Personnel Management, Centers for Medicare & Medicaid Services, and Environmental Protection Agency.
Defense and Intelligence segment operating margin for the quarter increased to 11.5% from 6.7% in the third quarter of fiscal year 2017, driven in part by exceptional performance on a large fixed price program. Conversely, Civil segment operating margin decreased to 12.5% from 13.7% in the third quarter of fiscal year 2017; the decrease is primarily due to higher direct costs associated with software license fees that were partially offset by lower indirect costs related to depreciation and amortization.

Reconciliation of Non-GAAP Financial Measures
The following tables illustrate the items and means to reconcile non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP. CSRA management believes that adjusted diluted EPS, adjusted EBITDA and margin, and free cash flow provide useful additional information to investors regarding the Company’s financial condition and results of operations, as they provide additional measures of the Company’s profitability and ability to service its debt. In addition, these measures are considered important measures by financial analysts covering CSRA, and are used in determining executive compensation.
Our non-GAAP measures may be calculated differently than similarly named measures reported by other companies. In addition, using non-GAAP measures may have limited value as they exclude certain items that may have a material impact on reported financial results and cash flows. When analyzing CSRA’s performance, it is important to evaluate each adjustment in our reconciliation and use adjusted measures in addition to, and not as an alternative to, GAAP measures.
The major adjustments to GAAP to derive adjusted metrics are summarized below:

•
Plan Impacts. At the time of the Spin-off on November 27, 2015, CSRA assumed the assets and obligations of the pension and other post-retirement plans from CSC. The recurring net non-cash benefits associated with these plans are excluded from all quarters. The mark-to-market effect in the third quarter of fiscal year 2017 is excluded in the adjusted metrics; there were no other plan remeasurements in the current or year-ago quarterly or year-to-date periods.

•
Acquisition, Integration, and Other Costs. Costs directly associated with acquisitions, including integration costs and costs associated with the separation and merger transactions, are excluded from adjusted diluted EPS, adjusted EBITDA, and free cash flow.

•	Acquisition-related Intangible Amortization. All amortization associated with acquisition-related intangible assets is excluded from adjusted diluted EPS.

•
Net Deferred Tax Liabilities. On December 22, 2017, the U.S. government enacted the “Tax Cuts and Jobs Act” of 2017. The Company is required to evaluate its deferred tax assets and liabilities as of December 29, 2017 using the new statutory rates. The benefit of approximately $101 million associated with the revaluation of the Company's net deferred tax liability is excluded from adjusted income tax expense, adjusted net income, and adjusted diluted EPS.

•
Sale-Leaseback Transaction. On November 2, 2017, CSRA closed a sale-leaseback transaction with MCPII 3170 Fairview, LLC, pursuant to which the Company sold its corporate headquarters property in Falls Church, Va. and simultaneously leased back a significant portion of the building. The gross sale price was $33 million, and the Company recognized a loss of approximately $10 million. The proceeds from the sale are excluded from free cash flow, and the $8 million unbillable portion of the loss is excluded from adjusted EBITDA and adjusted diluted EPS.

Adjusted Diluted Earnings Per Share

CSRA INC.
ADJUSTED DILUTED EARNINGS PER SHARE (unaudited)

	Three Months Ended		Nine Months Ended
(Dollars in millions except per share amounts)	December 29, 2017	December 30, 2016	December 29, 2017	December 30, 2016
Income before income taxes	$117	$204	$366	$434
Acquisition, integration, and other costs	3	5	17	18
Other separation-related items (within SG&A and cost of services)(a)	9	23	8	31
Actuarial and settlement (gains) losses of the defined benefit plans ("Plans")	—	(114)	—	(114)
Net benefit of defined benefit plans	(20)	(23)	(61)	(72)
Amortization of backlog associated with SRA acquisition(b)	—	11	—	43
Other acquisition & spin-off-related intangible amortization(c)	15	12	45	42
Adjusted income before income taxes	124	118	375	382

Adjusted income tax expense(d)	27	44	119	138
Adjusted net income	97	74	256	244
Less: Noncontrolling interest	4	2	9	9
Adjusted net income attributable to CSRA common stockholders	$93	$72	$247	$235

Adjusted diluted earnings per common share	$0.56	$0.44	$1.50	$1.43

Notes: Adjusted net income attributable to CSRA common stockholders may not equal the sum of the component figures due to rounding.
(a)
The nine months ended December 29, 2017 includes approximately $2 million of interest expense for the write-off of deferred financing costs related to the restructuring of the Company's debt facility in the first quarter of fiscal year 2018. The three and nine months ended December 29, 2017 includes approximately $8 million of unbilled, non-cash loss on the sale of the Company's corporate headquarters building.

(b)	Total value of $65 million amortized over the period November 30, 2015 to November 30, 2016 is included in Income before income taxes.
(c)
The nine months ended December 29, 2017 includes $4.9 million in accelerated amortization expense related to software acquired in the spin-off of the North American Public Sector business from Computer Sciences Corporation, now known as DXC Technology, ("Spin-off") that was discontinued for further use in the period.

(d)
For the nine months ended December 29, 2017, the adjusted income tax expense utilizes an effective rate of 31.85%, which reflects the projected rate for the fiscal year, absent the revaluation of deferred tax assets and liabilities resulting from enactment of the Tax Act. For the three and nine months ended December 30, 2016, the adjusted income tax utilizes the effective tax rate for GAAP purposes.

Adjusted EBITDA and Margin
During the nine months ended December 29, 2017, CSRA adopted Accounting Standard Update No. 2017-07—Compensation-Retirement Benefits (Topic 715), which changes the presentation of net periodic pension and postretirement costs. Previously, operating income included net periodic benefits of CSRA’s defined benefit pension and postretirement plans. Under the new presentation, operating income excludes this benefit, so it is no longer deducted to compute adjusted EBITDA. The prior periods have been revised to conform with current period presentation.

CSRA INC.
ADJUSTED EBITDA (unaudited)

	Three Months Ended		Nine Months Ended
(Dollars in millions)	December 29, 2017	December 30, 2016	December 29, 2017	December 30, 2016
Operating Income	$128	$104	$398	$346
Less: other expense, net	(2)	(1)	(5)	(3)
Other separation-related items (within SG&A and cost of services)(a)	9	15	7	22
Add:
Acquisition, integration and other costs(b)	3	5	17	18
Depreciation and amortization	59	61	175	189
Amortization of contract-related intangibles	—	—	—	3
Stock-based compensation	4	4	11	11
Foreign currency loss	1	—	1	—
Adjusted EBITDA	$201	$188	$604	$586
Adjusted EBITDA Margin	15.4%	15.4%	15.9%	15.7%

Notes:
(a)	The fiscal year 2017 periods include $14 million of stock-based compensation that was associated with the SRA merger.
(b)
Consists of costs directly associated with the Spin-off and the merger with SRA International Inc. ("SRA"), acquisition and one-time integration costs. The nine months ended December 29, 2017 includes $4.9 million in accelerated amortization expense related to software acquired in the Spin-off that was discontinued for further use in the period. The nine months ended December 30, 2016, includes intangibles amortization expense associated with SRA's funded contract backlog.

Free Cash Flow
CSRA defines free cash flow to be equal to the sum of (1) operating cash flows, (2) investing cash flows, excluding business acquisitions, dispositions, and investments, and (3) payments on capital leases and other long-term asset financings, as further adjusted for certain other cash flow items, such as (i) non-recurring separation-related payments and (ii) the relative fiscal quarter impact of net proceeds arising from the initial sale of billed and/or unbilled receivables under the Master Accounts Receivable Purchase Agreement (“Purchase Agreement”).

CSRA INC.
FREE CASH FLOW (unaudited)

	Three Months Ended		Nine Months Ended
(Amounts in millions)	December 29, 2017	December 30, 2016	December 29, 2017	December 30, 2016
Net cash provided by operating activities	$157	$227	$316	$438
Net cash used in investing activities	(222)	(27)	(381)	(118)
Acquisitions, net of cash acquired	234	—	335	—
Disposition of Corporate Headquarters(a)	(31)	—	(31)	—
Payments on capital lease liabilities	(10)	(15)	(30)	(32)
Separation and merger-related payments	5	6	14	24
Initial sales of qualifying accounts receivables(b)	—	—	—	(46)
Free cash flow	$133	$191	$223	$266

Notes:
(a)	The net proceeds from the sale of the corporate headquarters in the quarter ended December 29, 2017 is treated as a non-operating asset disposition and excluded from free cash flow.
(b)
Adjustments for the relative impact of the net proceeds arising from the initial sale of billed and/or unbilled receivables under the Purchase Agreement as well as the effect of any new types of sales arising from changes in the Purchase Agreement. For the nine months ended December 30, 2016, the amount relates to SRA unbilled receivables under the Purchase Agreement to which SRA was added to during the period.

CONTACT:
Investors: M. Stuart Davis, 703.641.2267, stuart.davis@csra.com,
Media: Thomas Doheny, 703.641.3220, thomas.doheny@csra.com